Exhibit 99.2

EV ENERGY PARTNERS, LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(in thousands)

	TOTAL	PRO FORMA	PRO FORMA
	COMBINED	ADJUSTMENTS	AS ADJUSTED

REVENUES:
Oil and natural gas revenues	$39,927	$19,325	$59,252
Realized gain (loss) on natural gas swaps	2,253	-	2,253
Transportation and marketing-related revenues	5,729	12,481	18,210

Total revenues	47,909	31,806	79,715

OPERATING EXPENSES:
Lease operating expenses	7,578	5,513	13,091
Cost of purchased natural gas	5,013	11,624	16,637
Production taxes	294	38	332
Exploration expenses	1,061	0	1,061
Dry hole costs	354	0	354
Impairment of unproved properties	90	0	90
Asset retirement obligations accretion expenses	218	96	314
Depreciation, depletion and amortization	5,568	3,837	9,405
General and administrative expenses	3,492	417	3,909
Management fees	42	100	142

Total operating expenses	23,710	21,625	45,335

OPERATING INCOME	24,199	10,181	34,380

OTHER INCOME (EXPENSE), net	1,387	(6,407)	(5,020)

INCOME (LOSS) BEFORE INCOME TAXES	25,586	3,774	29,360

PROVISION FOR INCOME TAXES	5,809	0	5,809

EQUITY IN INCOME OF AFFILIATES	164	0	164

NET INCOME	$19,941	$3,774	$23,715

The accompanying notes are an integral part of this statement.

EV ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. General

EV Energy Partners, L.P. (the “Partnership”) is a publicly held limited partnership that engages in the acquisition, development and production of oil and natural gas properties. The Partnership consummated the acquisition of its predecessors and an initial public offering of its common units effective October 1, 2006. The Partnership’s general partner is EV Energy GP, L.P., a Delaware Limited Partnership, and the general partner of its general partner is EV Management, LLC (“EV Management”), a Delaware limited liability company.

The accompanying unaudited pro forma combined financial statements give effect to the acquisition of EnerVest Monroe Partnership and subsidiaries (the “Monroe Partnership”). The unaudited pro forma combined statement of operations for the year ended December 31, 2006 is based on the historical financial statements of the Partnership for the three months ended December 31, 2006, the historical financial statements of its predeccessors for the nine months ended September 30, 2006, and the historical financial statements of the Monroe Partnership for the year ended December 31, 2006.

Note 2. Unaudited Pro Forma Combined Statement of Operations Adjustments for the Year Ended December 31, 2006

The following table summarizes unaudited pro forma combined statement of operations adjustments for the year ended December 31, 2006 (in thousands):

					Pro Forma
	(a)	(b)	(c)	(d)	Adjustments
Revenues:
Oil and natural gas revenues	$19,325	$-	$-		$19,325
Realized gain (loss) on oil and natural gas derivatives	(6,758)	-	-	6,758	-
Transportation and marketing-related revenues	12,481	-	-		12,481

Total revenues	25,048	-	-	6,758	31,806

Operating costs and expenses:
Lease operating expenses and production taxes	5,551	-	-	-	5,551
Cost of purchased natural gas	11,624	-	-	-	11,624
Asset retirement obligations accretion expenses	96	-	-	-	96
Depreciation, depletion and amortization	1,902	1,935	-	-	3,837
General and administrative expenses	417	-	-	-	417
Management fees	100	-	-	-	100

Total operating costs and expenses	19,690	1,935	-	-	21,625

Operating income	5,358	(1,935)	-	6,758	10,181

Other expense, net	10	-	(6,417)	-	(6,407)

Net income	$5,368	$(1,935)	$(6,417)	6,758	$3,774

(a)	Reflects the historical results of operations of the Monroe Partnership for the year ended December 31, 2006.
(b)	Reflects incremental depletion expense related to the acquisition costs of the Monroe Partnership.
(c)	Reflects incremental interest expense incurred on the credit facility borrowings to finance the purchase of the Monroe Partnership.
(d)	Reflects elimination of derivatives not acquired.